Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

[                         ], 2013

Cheniere Energy Partners LP Holdings, LLC

700 Milam Street, Suite 800

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Cheniere Energy Partners LP Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Company of [            ] common shares representing limited liability company interests in the Company (the “Common Shares”).

As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Limited Liability Company Act (the “Delaware Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the Company’s Registration Statement on Form S-1 (Commission File No. 333-191298), as amended, relating to the Common Shares (the “Registration Statement”), will be duly authorized, validly issued, fully paid and non-assessable, except as such non-assessability may be affected by the matters described below:

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Under Section 18-607 of the Delaware Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their member interests and liabilities for which the recourse of creditors is limited to specific property of the limited liability company, would exceed the fair value of the assets of the limited liability company. The Delaware Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of Section 18-607 of the Delaware Act shall be liable to the limited liability company for the amount of the distribution for three years.

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Under Section 18-804 of the Delaware Act, a limited liability company is required to distribute its assets: (i) first to creditors, to the extent otherwise permitted by law, in satisfaction of the limited liability company’s liabilities other than liabilities for which payment has been made and distributions to members and former members; (ii) unless otherwise provided in its limited liability company agreement, to members and former members in satisfaction of liability for distributions under the Delaware Act; and (iii) unless otherwise provided in its limited liability company agreement, to members first for the return of their contributions and second respecting their limited liability company interests, in the portions in which they share in distributions. The Delaware Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of Section 18-804 of the Delaware Act shall be liable to the limited liability company for the amount of the distribution for three years.

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). We hereby consent to the reference to our firm under the caption “Validity of the Shares” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We further consent to the incorporation by reference of this opinion and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Shares. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,